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                                                                     EXHIBIT 3.1


 AMENDMENT TO THE BYLAWS OF SMITH INTERNATIONAL, INC. ADOPTED DECEMBER 8, 2004:


Section 5. Regular Meetings.

(a) On an annual basis, the Board of Directors shall hold a regular meeting for the purpose of organization, election of officers and the transaction of other business.